Exhibit 21.1
SUBSIDIARIES OF CABLE ONE, INC.

Name of Subsidiary	State of Incorporation / Organization
Bluffton Telephone Company, LLC	South Carolina
Cable One VoIP LLC	Delaware
CoBridge Broadband, LLC	Delaware
CoBridge Communications LLC	Delaware
ComSouth Telecommunications, LLC	Georgia
ComSouth Telenet LLC	Georgia
Fidelity Cablevision, LLC	Missouri
Fidelity Telephone LLC	Missouri
Hargray Acquisition Holdings, LLC	Delaware
Hargray CATV Company, LLC	South Carolina
Hargray Communications Group, Inc.	South Carolina
Hargray Data Center Services LLC	Georgia
Hargray, LLC	South Carolina
Hargray of Alabama, LLC	Georgia
Hargray Telephone Company, LLC	South Carolina
Lighthouse Sub LLC	Delaware